QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

CERTCO, INC.,		:
:
	Plaintiff,	:
		:	Civil Action No. 02-094
v.		:
		:	JURY TRIAL DEMANDED
PAYPAL, INC.,		:
:
	Defendant.	:

ANSWER AND COUNTERCLAIMS

        Defendant PayPal, Inc. ("PayPal"), by and through the undersigned attorneys, hereby files this Answer and these Counterclaims in response to the Complaint filed on February 4, 2002.

JURISDICTION AND VENUE

        1.    PayPal admits that CertCo, Inc. ("CertCo") has purported to commence an action for patent infringement arising under the Patent Laws of the United States.

        2.    PayPal admits that this Court has subject matter jurisdiction.

        3.    PayPal admits that venue is proper in this judicial district.

THE PARTIES

        4.    PayPal is without knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 4 and, therefore, denies the same.

        5.    PayPal admits the allegations of paragraph 5.

BACKGROUND

        6.    PayPal repeats and realleges paragraphs 1-5 above as if fully set forth herein.

        7.    PayPal denies the allegations of paragraph 7.

        8.    PayPal admits that U.S. Patent No. 6,029,150 (the "'150 patent") is entitled "Payment and Transactions in Electronic Commerce System," and that a copy is attached as an exhibit to the Complaint. PayPal is without knowledge or information sufficient to form a belief as to the truth of the remaining allegations of paragraph 8 and, therefore, denies the same.

        9.    PayPal is without knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 9 and, therefore, denies the same.

        10.  PayPal admits that it offers a service that enables customers to send and receive payments online. PayPal denies the remaining allegations of paragraph 10.

        11.  PayPal admits that it provides on-line payment and transaction services. PayPal denies the remaining allegations of paragraph 11.

COUNT I

Infringement of the '150 Patent

        12.  PayPal repeats and realleges paragraphs 1 through 11 above as if fully set forth herein.

        13.  PayPal denies the allegations of paragraph 13.

        14.  PayPal denies the allegations of paragraph 14.

        15.  PayPal denies the allegations of paragraph 15.

        16.  PayPal denies the allegations of paragraph 16.

ADDITIONAL ALLEGATIONS

        17.  The '150 patent issued two years ago. PayPal has been offering its service that CertCo alleges is infringing for more than two years. CertCo never alleged PayPal's infringement until a few days prior to filing this lawsuit. On information and belief, at the times that CertCo both first alleged infringement and then filed this suit, CertCo was aware that PayPal was attempting to complete its initial public offering within a few days. On information and belief, CertCo filed this lawsuit with the intent that it would disrupt PayPal's initial public offering. CertCo's tardy allegations and rush filing of its unmeritorious lawsuit has disrupted PayPal's initial public offering, resulting in damages to PayPal. For at least these reasons, this case should be adjudged an exceptional case within the meaning of 35 U.S.C. § 285, warranting an award to PayPal of its reasonable attorneys' fees.

FIRST DEFENSE
Noninfringement

        18.  PayPal has not infringed and does not infringe the '150 patent.

SECOND DEFENSE
Invalidity

        19.  The '150 patent is invalid for failure to meet the requirements of Part II of Title 35, U.S.C., including 35 U.S.C. §§ 101, 102, 103, and 112.

THIRD DEFENSE
Laches

        20.  CertCo is barred by laches from maintaining its claim for infringement in failing to prosecute the same within a reasonable time after CertCo knew or should have known of all the acts of PayPal alleged in CertCo's Complaint.

FOURTH DEFENSE
Unclean Hands

        21.  CertCo is not entitled to any relief or recovery by reason of its coming into this Court with unclean hands in seeking to enforce patents which it knows to be invalid or not infringed.

COUNTERCLAIMS
Noninfringement and Invalidity

        For its counterclaims, PayPal alleges as follows.

        22.  This Court has jurisdiction over this counterclaim under 28 U.S.C. §§ 1338(a), 2201, and 2202.

        23.  PayPal is a Delaware corporation, with its principal place of business in Palo Alto, California. CertCo alleges that it is a Delaware corporation with a principal place of business in Cambridge, Massachusetts.

        24.  CertCo has submitted itself to the jurisdiction of this Court.

        25.  CertCo alleges that it is the owner of the '150 patent and has brought suit against PayPal herein for infringement of the '150 patent.

        26.  PayPal has not infringed the '150 patent.

        27.  The '150 patent is invalid for the reasons alleged in paragraph 19, which paragraph is incorporated into this counterclaim by reference with the same force and effect as if repeated herein in full.

        28.  CertCo is alleging infringement by PayPal of the '150 patent, which CertCo knew at the time of filing of suit to be not infringed and to be invalid.

        29.  An actual case or controversy exists between CertCo and PayPal based on CertCo's having filed a Complaint against PayPal. PayPal has been injured and damaged by CertCo filing the Complaint asserting a patent that is invalid and not infringed.

        30.  PayPal is entitled to a declaratory judgment of noninfringement with respect to the '150 patent.

        31.  PayPal is entitled to a declaratory judgment that the '150 patent is invalid.

PRAYER FOR JUDGMENT AND RELIEF

        WHEREFORE, PayPal prays for relief as follows:

        A.    That CertCo recover nothing by way of its Complaint, and that its Complaint be dismissed with prejudice;

        B.    A declaratory judgment that PayPal does not infringe the '150 patent;

        C.    A declaratory judgment that the '150 patent is invalid;

        D.    A judgment that this is an exceptional case under 35 U.S.C. § 285, warranting an award to PayPal of its reasonable attorneys' fees;

        E.    An award to PayPal of its costs incurred in this civil action; and

        F.    Such other relief as the Court may deem just and equitable.

DEMAND FOR JURY TRIAL

        PayPal demands a jury trial on all issues triable by jury relating to its defense against the Complaint and its Counterclaims.

MORRIS, NICHOLS, ARSHT & TUNNELL
Jack B. Blumenfeld (#1014) Thomas C. Grimm (#1098) 1201 N. Market St. P.O. Box 1347 Wilmington, DE 19899-1347 (302) 658-9200 Attorneys for Defendant PayPal, Inc.
OF COUNSEL: Bruce D. Kuyper Michael G. Oleinik Latham & Watkins 633 W. 5th St., Ste. 3800 Los Angeles, CA 90071-2007 Tel: (213) 485-1234
Dated: February 11, 2002

CERTIFICATE OF SERVICE

        I, Thomas C. Grimm, hereby certify that copies of the foregoing Answer And Counterclaims were caused to be served on February 11, 2002 upon the following in the manner indicated:

    BY HAND DELIVERY:

    Neal C. Belgam, Esquire
    Steven L. Caponi, Esquire
    BLANK ROME COMISKY & MCCAULEY LLP
    1201 Market Street, Suite 800
    Wilmington, DE 19801

    BY FIRST CLASS MAIL:

    Dale S. Lazar, Esquire
    Raymond L. Sweigart, Esquire
    PILLSBURY WINTHROP LLP
    1600 Tysons Blvd.
    McLean, VA 22102

Thomas C. Grimm (#1098)

QuickLinks

  Exhibit 99.2